AMENDED AND RESTATED EMPLOYMENT AGREEMENT

                                   between

                          HARRIS & HARRIS GROUP, INC.

                                     and

                               CHARLES E. HARRIS

                         dated as of January 1, 1998

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                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

                              Charles E. Harris


    	AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") dated as of January 1, 1998, between HARRIS & HARRIS GROUP, INC. (the "Company"), a New York corporation, and CHARLES E. HARRIS (the "Executive")

W I T N E S S E T H  T H A T :

    	WHEREAS, the Executive is currently serving as Chairman and Chief Executive Officer of the Company, pursuant to an Employment Agreement dated as of August 15, 1990; and

    	WHEREAS, the agreement dated as of August 15, 1990 has been amended as of June 30, 1992, January 6, 1993, and June 30, 1994 (as amended, the Prior Agreement); and

    	WHEREAS, the Company and the Executive wish to make additional changes to the Prior Agreement; and

    	WHEREAS, the Company and the Executive desire therefore to amend and restate the Prior Agreement;

    	NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Employment.  The Company shall employ the Executive, and the Executive shall be employed by the Company, for the Period of Employment provided in paragraph 3(a) below and upon the other terms and conditions set forth in this Agreement.

2.	Position and Responsibilities.  During the Period of Employment, the
Executive shall:

     (a)	Serve as the Chairman and Chief Executive Officer of the Company;

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     (b)	Be responsible for the general management of the affairs of the
Company and all its subsidiaries, reporting directly to the Board of Directors of the Company (the "Board");

     (c)	Serve as a member of the Board for the period for which he is and shall from time to time be elected or reelected; and

     (d)	Serve, if elected, as President of the Company and as an officer and director of any subsidiary or affiliate of the Company.

3.	Terms and Duties

    	(a)	Period of Employment.  The period of the Executive's employment under this Agreement (the "Period of Employment") commenced August 15, 1990 and shall terminate December 31, 1999 or until it ceases or is terminated sooner as provided in paragraph 6(a) (disability), 7 (death), or 8(c) (termination of employment).

    (b)	Duties.  Throughout the Period of Employment (except for illness or incapacity and vacation periods) the Executive shall perform and discharge well and faithfully the duties which the Board may assign to him from time to time. Subject to the foregoing, nothing in this Agreement shall preclude the Executive from devoting time to other employment or other investments. The Company specifically acknowledges that the Executive may seek to start a health care investment business with Julie Kim and others, in which the Company would have no interest, involving investing in publicly traded companies, notwithstanding any other language in this Agreement.

4.	Compensation. For all services rendered by the Executive in any capacity during the Period of Employment, including, without limitation, services as an executive, officer, director or member of any committee of the Company or of any subsidiary, affiliate or division of the Company, the Company shall compensate the Executive as described in paragraphs (a) through (e) below.
For purposes of this Section 4, the term "Board" shall mean either the Board of Directors of the Company or a committee of the Board of Directors (i.e., the Compensation Committee of the Board of Directors).

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    (a)	Base Salary.  Notwithstanding any other language with respect to
Base Salary in this Employment Agreement, the Company shall pay the Executive a fixed salary (the "Base Salary") at an annual rate of not less than $200,000, effective January 1, 1998. On January 1, 1999, and on each January 1 thereafter during the Period of Employment, the Base Salary shall be increased so that the new Base Salary equals the product of the Base
Salary in effect on the immediately preceding December 31 times the quotient obtained by dividing A by B where:

    	"A is the Consumer Price Index, All Urban Consumers (CPI-U), U.S. City Average for All Items (standard reference base period 1982-84 = 100) (the "CPI"), as published during the September immediately preceding the January 1 with respect to which the increased Base Salary is being computed; and

    	B is the CPI as published during the September twelve months prior to the September referred to in "A" above. If during the Period of Employment the United States Bureau of Labor Statistics (the "Bureau") ceases publication of the CPI, the calculations required hereby shall thereafter be made using the consumer price index published by the Bureau (or any successor agency of the federal government) that is most nearly equivalent to the CPI."

     (b)	Discretionary Base Salary Increases.  At any time or from time to time during the Period of Employment, the Board may increase the Base Salary to an amount exceeding the Base Salary determined pursuant to paragraph 3(a) above.  Following any such discretionary increase in the
Base Salary, the Board may or may not maintain the Base Salary at that increased level (or further increase the Base Salary beyond that level).
But in no event shall the Base Salary in effect for any portion of the
Period of Employment be an annual amount less than the amount determinable in accordance with paragraph 3(a) above.
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     (c)	Additional Benefits.  In addition, the Executive shall be
entitled to participate in all compensation or employee benefit plans or programs, and to receive all benefits, perquisites, and emoluments for which any salaried employees are eligible under any plan or program, now or hereafter established and maintained by the Company for salaried employees (which shall be comparable to those provided to senior officers of other comparable companies), to the extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof, including group hospitalization, health, dental care, life or other insurance, tax-qualified pension, savings, thrift and profit-sharing plans, termination pay programs, sick-leave plans, travel or accident insurance, disability insurance, auto allowance or auto lease plans, and executive contingent compensation plans, including, without limitation, capital accumulation programs and stock purchase, restricted stock or stock option plans. Specifically, but without limitation, the Company shall furnish the Executive, with (1) cash reimbursement for the cost of total life insurance for the benefit of the Executive's designated beneficiary in the amount of at least $2,000,000 (2) supplemental uninsured medical reimbursement plan coverage of $5,000 for expenses incurred by the Executive or his covered dependents which are not covered by the Company's group hospitalization, health and dental care insurance plans, provided that this $5,000 limit shall be increased so that on a cumulative basis, such limit equals the product of $5,000 multiplied times the quotient
(the "CPI Factor") obtained by dividing the CPI published during the most recent September by the CPI published for September, 1991, and (3) disability insurance (through an insurance carrier and/or self-insured by the Company) for the benefit of the Executive in the amount of 100% of his base salary.

   	 (d)	Perquisites.  The Company shall also furnish the Executive,
without cost to him, with (1) a Company-owned or leased automobile which will be replaced with a new automobile every four years, provided that the Executive may select the automobile and, if the value of the automobile selected by the Executive is greater than $40,000 times the CPI Factor, the Executive shall pay to the Company, each month during which he shall have use of the automobile, the difference between the monthly market rental of the vehicle being furnished to the Executive and the monthly market rental of an

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automobile with a value of $40,000 time the CPI Factor; and (2) membership in one health club, one luncheon club, and one social or country club of the Executive's choosing. The Company shall also reimburse the Executive for the cost of (1) an annual physical examination of the Executive by a physician selected by the Executive, and (2) personal financial, investment or tax advice, not to exceed $2000 times the CPI Factor per annum. The Executive shall properly document such costs for federal income taxation purposes to perserve any deduction for such reimbursements to which the Company may be entitled.

5. 	Business Expenses.  The Company shall pay or reimburse the Executive for all reasonable travel or other expenses incurred by the Executive in connection with the performance of his duties and obligations under this Agreement, including, without limitation, routine and necessary costs of maintaining the automobile (including garage space) provided to the Executive by the Company pursuant to paragraph 4(d) above, subject to the Executive's presentation of appropriate vouchers in accordance with such procedures as the Company may from time to time establish for senior officers and to perserve any deductions for federal income taxation purposes to which the Company may be entitled.

6.  Disability.

     (a)	In the event of the disability of the Executive during the Period of
Employment, the Company shall, subject to the provisions of the next following sentence, continue to pay to the Executive the compensation provided in paragraph 4 above during the period of his disability.  But if the Executive's disability continues until the Executive becomes entitled to receive the proceeds of the disability insurance described in paragraph 4(c)
above (the "Disability Period"), the Company may, at its election, terminate the Period of Employment in which event the Company's obligation to make payments under paragraph 4 shall cease, except for earned but unpaid Base Salary, incentive compensation awards (if any) and
Retirement Benefits, which shall be payable on a pro-rated basis for the year in which such disability is determined.  However, the benefits described in paragraph 4(c) and the perquisites described in paragraph
4(d), shall continue to be provided for a period of ten years, except that the Company shall only continue to provide the automobile described in paragraph 4(d) for six months following termination

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of the Period of Employment and then allow the Executive to assume (without any continuing obligations under the lease, if any, on the part of the Company) the Company's rights and obligations to lease or purchase such automobile (to the extent any lease is so assumable) or to purchase such automobile at its then book value.

     (b)	During the period the Executive is receiving payments, either under paragraph 6 or under the disability insurance described in paragraph 4(c) above, to the extent that he is physically and mentally able to do so, he shall furnish information and assistance to the Company and, upon a reasonable request in writing by the Board from time to time, he shall make himself available to the Company to undertake reasonable assignments consistent with the dignity, importance, and scope of his prior position with the Company and his physical and mental health.
During the Disability Period, the Executive shall report directly to the Board. If the Company fails to make a payment or provide a benefit required under paragraph 6(a), the Executive's obligation to furnish information and assistance and undertake assignments shall terminate.

     (c)	Upon any cessation of payments under the disability insurance described in paragraph 4(c) above, the Company shall also pay to the Executive or his wife, if he predeceases her during such period, for a period of three years the Base Salary amount that existed at the time of the Disability Period in the form of severance or disability benefits, or both, in the manner and at the times provided in paragraph 4(a) above.

     (d)	If the Executive dies during the Disability Period the Company shall pay his wife, if she survives him, for a period of two years the Base Salary amount that existed at the onset of the disability in the form of a death benefit, in the manner and at the times provided in paragraph 4(a) above.

     (e)	As used in this Agreement, the term "disability" shall have the following meaning:

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     Executive is unable to perform with reasonable continuity the material duties of his position with the Company as a result of sickness, illness, or accidental bodily injury.

7. 	Death.  If the Executive dies during the Period of Employment, the
Executive's designated beneficiary shall be entitled to receive the proceeds of any life or other insurance or other death benefit program provided pursuant to paragraph 4(c) above in accordance with the provisions thereof, and the Period of Employment and the Company's obligation to make payments under paragraph 4 shall cease as of the date of death, except for earned but unpaid Base Salary, incentive compensation awards (if any) and Retirement Benefits, which shall be payable on a pro-rated basis for the year in which such death occurs. The Company shall pay the Executive's wife, if she survives him, for a period of two years the Base Salary amount that existed at the time of death in the form of a death benefit, in the manner and at the times provided in paragraph 4(a) above.

8. 	Effect of Termination of Employment.

     (a)	If the Executive's employment hereunder terminates because of either a Without Cause Termination or Constructive Discharge, the
Company shall, as liquidated damages or severance pay, or both, pay to the Executive two times his Base Salary in effect at the time of such termination, in the manner and at the times provided in paragraph 4(a) above to the Executive or, in the event of his subsequent death, to the residuary beneficiary named in the Executive's Last Will or in accordance with the laws of intestacy. Such payments shall commence immediately following such termination and shall continue for a period of time equal to the remainder of the Period of Employment at the time of such termination (the "Severance Period"). In addition, earned but unpaid
Base Salary and incentive compensation awards (if any) shall be payable on a pro-rated basis for the year in which such termination occurs, and benefits described in paragraph 4(c) and the perquisites described in paragraph 4(d) shall continue to be provided during the Severance Period, except that the Company shall only continue to provide the automobile described in paragraph 4(d) for six months following such termination and then allow the Executive to assume (without any continuing obligations under the lease, if any, on the part of the

                                   8

Company) the Company's rights and obligations to lease or purchase such automobile (to the extent any lease is so assumable) or to purchase such automobile at its then book value. To the extent that the Executive is entitled to receive cash compensation that is (or would be, if any elective deferral were disregarded) subject to federal income taxation in respect of any other employment or a consulting position with another company during the Severance Period, the payments to be made pursuant to this paragraph 8(a) shall be correspondingly reduced by such cash compensation and, to the extent that benefits of the kind required by this paragraph 8(a) to be continued are payable in respect of such other employment or consulting position, such benefits shall be deemed the primary coverage for purposes of coordination of benefits and avoiding duplication of benefits. However, at no time shall such benefits of a kind described herein, be less than those required by this paragraph 8(a) or paragraphs 4(c) and 4(d).


     (b)	If  the  Executive's  employment  hereunder  terminates because of a
Termination for Cause, earned but unpaid Base Salary shall be payable on a pro-rated basis for the year in which such termination occurs and earned but unpaid incentive awards for any prior years shall be payable in full, but no other payments shall  be  made,  or  benefits provided, by the
Company.

     (c)	Upon any termination of the Executive's employment other than because of death or disability, the Period of Employment and the Company's obligation to make payments under paragraph 4 above shall cease as of the date of termination except to the extent expressly provided in paragraph 8.

     (d)  As used in this Agreement:

         	1. "Termination for Cause" means a termination of the Executive's employment by the Company, by written notice to the Executive, specifying the event relied upon for such termination, because of the Executive's serious, willful misconduct in respect of his duties under this Agreement, including, without limitation, conviction of a felony or for perpetration of a common law fraud which has resulted in material economic damage to the Company or any of its subsidiaries or affiliates.

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	         2.	"Constructive Discharge" means a termination of the
Executive's employment by the Executive because of (A) a failure of the Company to fulfill its obligations under this Agreement in any material respect, including any failure to elect or reelect or to appoint or reappoint the Executive to the offices of Chairman of the Company and its Chief Executive Officer or as a member of the Board or other material change by the Company in the functions, duties, or responsibilities of the Executive's position with the Company which would reduce the ranking or level, dignity, responsibility, importance, or scope of such position, or (B) any assignment or reassignment by the Company of the Executive to a place of employment other than the Company's headquarters, (which shall be located in New York, New York, or other location of the Executive's choosing). A Constructive Discharge shall apply to any case in which the Company shall have failed to remedy within 30 days from delivery to the Company of a written demand by the Executive that it do so, which demand shall specify the circumstances being relied upon for termination pursuant to this paragraph 8(d).

        		3. "Without Cause Termination" means a termination of the Executive's employment by the Company other than because of disability or expiration of the Period of Employment and other than a Termination for Cause. The exercise by the Company or the Executive, as the case may be of a right to terminate the Executive's employment under this paragraph 8(d) shall not abrogate the rights and remedies of the terminating party in respect of the circumstances giving rise to such termination.

9. 	Other Duties of Executive During and After Period of Employment.

     (a)	The Executive shall, upon reasonable notice, during or after the
Period of Employment, furnish such information as may be in his possession to, and cooperate with, the Company, as the Company may reasonably request in connection with the analysis, negotiation, and settlement of any pending claims and any litigation in which the Company or any of its subsidiaries or affiliates, is, or may become, a party.

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     (b)	The Executive recognizes and acknowledges that all information pertaining to the affairs, business, or clients of the Company or any of its subsidiaries or affiliates, as such information may exist from time to time, is confidential information and is a unique and valuable asset of the Company, access to and knowledge of which are essential to the performance of the Executive's duties under this Agreement. The Executive shall not, during the Period of Employment or thereafter, except to the extent reasonably necessary in the performance of his duties under this Agreement, divulge to any person, firm, association, corporation or governmental agency, any information concerning the affairs, business, clients, or customers of the Company or any of its subsidiaries or affiliates (except such information as it is required by law to be divulged to a government agency), or make use of any such information for his own purposes or for the benefit of any person, firm, association or corporation (except the Company or its subsidiaries or affiliates) and shall use his best efforts to prevent the disclosure of any such information by others. All records, memoranda, letters, books, papers, reports, accountings, experience or other data, and other records and documents relating to the business of the Company or any of its subsidiaries or affiliates, whether made by the Executive or otherwise coming into his possession, are confidential information and are, and shall be, and shall remain the property of the Company.

     (c)	During the Period of Employment and for a one year period
thereafter in the event of a Termination for Cause, a termination of the Executive's employment by the Executive during the Period of Employment that is not a Constructive Discharge, or the disability of the Executive, the Executive shall not:

        		Make any statement or perform any act intended to advance an interest of any existing or prospective competitor of the Company or any of its subsidiaries or affiliates in any way that will injure an interest of the Company or any of its subsidiaries or affiliates in its relationship and dealings with existing or potential clients, customers or brokers or to do any act that is disloyal to the Company or inconsistent with the Company's interests or in violation of any provision of this Agreement.

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     (d)	The Company's obligation to make payments under paragraph
4 shall cease upon any violation of the preceding provisions of this paragraph 9 which is not inadvertent and which has resulted in material economic damage to the Company or any of its subsidiaries.

10. 	Retirement Benefits. The Executive and his spouse and dependents shall be entitled to medical and health insurance if at the time of retirement he has ten years of service with the Company and has attained 50 years of age or has fifteen years of service with the Company and has attained 45 years of age. The coverage shall be secondary to any government provided or subsequent employer provided health insurance plans. The Executive and the Company shall be parties to a contract delineating in detail the medical and health insurance benefit described above.

11. 	Indemnification, Litigation.

	     (a)	In the event of any litigation or other proceeding
between the Company and the Executive with respect to the subject matter of this Agreement and the enforcement of rights hereunder, the Company shall reimburse the Executive for all costs and expenses relating to such litigation or other proceeding, including reasonable attorneys' fees and expenses, provided that such litigation or proceeding results in any:

           (1)	Settlement requiring the Company to make a payment to the
Executive; or

           (2) Judgment, order, or award in favor of the Executive, regardless of whether such judgment, order, or award is subsequently reversed on appeal or in a collateral proceeding.

     	(b)	In no event shall the Executive be required to reimburse the
Company for any of the costs and expenses relating to such litigation or other proceeding.

12.	 Withholding Taxes.  The Company may directly or indirectly withhold from any payments made under this Agreement all federal, state, city, or

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other taxes as shall be required pursuant  to any law or governmental regulation or ruling.

13.	 Effect of Prior Agreements.  This Agreement between the Company and the
Executive contains the entire understanding between the Company and the Executive with respect to the subject matter hereof and supersedes any prior employment agreement (including the "Prior Agreement") between the Company or any predecessor of the Company and the Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided and not expressly provided in this Agreement.

14. 	Consolidation, Merger, or Sale of Assets.  Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation which assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger, or transfer of assets and assumption, the term "Company" as used herein shall mean such other corporation and this Agreement shall continue in full force and effect.

15. 	Notices. All notice, requests, demands, and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if hand delivered or mailed, postage prepaid by same day or overnight mail as follows:

(a) To the Company:    Harris & Harris Group, Inc.
                       One Rockefeller Plaza, Suite 1430
                       New York, NY  10020
                       Attn.: Secretary

(b) To the Executive:  Charles E. Harris
                       641 Fifth Avenue, #40D
                       New York, NY  10022


or to such other address as either party shall have previously specified in writing to the other.
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16.	 No Attachment.  Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect. But nothing in this paragraph 16 shall preclude the executors, administrators, or other legal representatives of the Executive from assigning any rights hereunder to the person or persons entitled thereto.

17. 	Binding Agreement.  This Agreement shall benefit and bind (a) the
Executive, his heirs, beneficiaries, and personal representatives, and (b) the Company and its successors and assigns.

18.	 Severability. If any provision of this Agreement shall be held or deemed to be invalid, inoperative or unenforceable in any jurisdiction or jurisdictions, because of conflicts with any constitution, statute, rule or public policy or for any other reason, such circumstance shall not have the effect of rendering the provision in question unenforceable in any other jurisdiction or in any other case of circumstance or of rendering any other provisions herein contained unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule or public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative, or unenforceable provision had never been contained herein and such provision reformed so that it would be enforceable to the maximum extent permitted in such jurisdiction or in such case.

19. 	Modification and Waiver.  This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.  No terms or condition of the Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement except by written instrument signed by the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.
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20.	 Headings of No Effect.  The paragraph headings contained in this
Agreement are included solely for convenience of reference and shall not in any way affect the meaning or interpretation of any of the provisions of this Agreement.

21. 	Governing Law.  The laws of New York shall govern the validity, construction, and interpretation of this Agreement.




	IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and its seal to be affixed hereunto by its duly authorized officers, and the Executive has signed and delivered this Agreement, all as of January 1, 1998, but actually on the dates set forth below.

                                      HARRIS & HARRIS GROUP, INC.
                                      By:
                                      Title:
                                      Date:


ATTEST:


Secretary

Date:

                                       Charles E. Harris

                                       Date:

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